SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
THE E. W. SCRIPPS COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:
Not Applicable
(2)	Form, Schedule or Registration Statement No.:
Not Applicable
(3)	Filing Party:
Not Applicable
(4)	Date Filed:
Not Applicable

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

THE E. W. SCRIPPS COMPANY

Scripps Center
312 Walnut Street
Cincinnati, Ohio 45202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 15, 2008

TO THE SHAREHOLDERS OF THE E. W. SCRIPPS COMPANY

A Special Meeting of the Shareholders of The E. W. Scripps Company (the “Company”) will be held at the Scripps Center, 312 Walnut Street, Suite 2800, Cincinnati, Ohio, on Tuesday, July 15, 2008, at 10:00 a.m., local time, to vote on a proposal to approve an Amendment to the Company’s Amended and Restated Articles of Incorporation to effect a 1-for-3 reverse share split and corresponding reduction in the Company’s stated capital account.

The Board of Directors has fixed the close of business on June 9, 2008, as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

We encourage you to attend the meeting and vote your shares in person. If you plan to attend the meeting and need special assistance because of a disability, please contact the Corporate Secretary’s office. We have enclosed a Special Meeting Proxy Statement and proxy card with this notice.

It is important that your shares be represented at the meeting, whether or not you are personally able to attend. Registered shareholders can vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you may still vote your shares by marking your vote on the enclosed proxy card and signing, dating and mailing it in the envelope provided. Returning your executed proxy card, or voting your shares using the toll-free number or the Internet, will not affect your right to attend the meeting and vote your shares in person.

Your proxy is being solicited by the Board of Directors.

Mary Denise Kuprionis, Esq.
Vice President
Corporate Secretary/Director of Legal Affairs

June 16, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 15, 2008:
The Proxy Statement is available without charge at http://www.proxydocs.com/ssp.

The E. W. Scripps Company

Scripps Center
312 Walnut Street
Cincinnati, Ohio 45202

SPECIAL MEETING PROXY STATEMENT

July 15, 2008

This Special Meeting Proxy Statement is being mailed to shareholders on or about June 16, 2008. It is furnished in connection with the solicitation of proxies by the Board of Directors of The E. W. Scripps Company, an Ohio corporation (the “Company”), for use at the Company’s Special Meeting of Shareholders, which will be held on Tuesday, July 15, 2008, at the Scripps Center, 312 Walnut Street, Suite 2800, Cincinnati, Ohio, and any postponement or adjournment thereof (the “Special Meeting”).

The reverse share split and reduction in stated capital described in this Proxy Statement has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of the reverse share split and reduction in stated capital or upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense.

Who Can Vote

The close of business on June 9, 2008 (the “Record Date”), has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. On April 30, 2008, the Company had outstanding 126,632,058 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 36,568,226 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). The presence in person or by proxy of the holders of a majority of each of the outstanding Class A Common Shares and the outstanding Common Voting Shares constitutes a quorum for the transaction of business at the Special Meeting.

How You Can Vote

You may vote your shares at the Special Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Special Meeting in accordance with the instructions therein. If you specify a choice on the proxy card, your shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a 1-for-3 reverse share split of the Class A Common Shares and the Common Voting Shares and a corresponding reduction in stated capital. Registered shareholders can also vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Returning your executed proxy card, or voting your shares using the toll-free number or the Internet, will not affect your right to attend the meeting and vote your shares in person.

Solicitation of Proxies

The solicitation of proxies is made by and on behalf of the Board of Directors. The Company will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The

Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares.

Revocation of Proxies

The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by giving written notice to the Company or in open meeting or by submitting another proxy of a later date that is properly executed.

Vote for Approval

In accordance with Ohio Revised Code Sections 1701.71(b)(2) and (6), each of the Class A Common Shares and the Common Voting Shares shall be entitled to vote as a class on the proposed amendment to the Company’s Amended and Restated Articles of Incorporation to effect the 1-for-3 reverse share split and corresponding reduction in stated capital. Each class must approve the amendment by at least a majority of the outstanding shares of such class. Each Class A Common Share and Common Voting Share is entitled to one vote on the proposal to approve the amendment.

The Edward W. Scripps Trust, which owns approximately 88% of the outstanding Common Voting Shares and approximately 31% of the outstanding Class A Common Shares, is expected to vote in favor of the proposed amendment to effect the reverse share split and corresponding reduction in stated capital.

Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, abstentions and broker non-votes will be counted towards the establishment of a quorum. Abstentions and broker non-votes for both Class A Common Shares and Common Voting Shares will, in effect, be votes against the proposal to approve the amendment to the Company’s Amended and Restated Articles of Incorporation.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, or submit your proxy via the Internet or telephone, so that, whether you intend to be present at the Special Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED ARTICLES OF INCORPORATION
TO EFFECT A 1-FOR-3 REVERSE SHARE SPLIT AND
CORRESPONDING REDUCTION IN STATED CAPITAL

The Board of Directors has adopted a resolution approving, declaring advisable and recommending to the shareholders for their approval an amendment to the Company’s Amended and Restated Articles of Incorporation, effecting a 1-for-3 reverse share split of the Company’s outstanding Common Voting Shares and Class A Common Shares and corresponding reduction in stated capital (the “Amendment”). Pursuant to the Amendment, if approved by the shareholders, when the Amendment is accepted by the Ohio Secretary of State (i) each issued and outstanding Common Voting Share will be reclassified and changed into one-third (1/3) of a Common Voting Share, (ii) each issued and outstanding Class A Common Share will be reclassified and changed into one-third (1/3) of a Class A Common Share, (iii) any fractional interest in a Common Voting Share or Class A Common Share that exists after giving effect to the foregoing will be cashed out, and (iv) the Company’s stated capital account shall be reduced proportionately.

Except for adjustments that may result from the treatment of fractional shares, each shareholder will hold the same percentage of Class A Common Shares or Common Voting Shares outstanding immediately following the reverse share split as that shareholder held immediately prior to the reverse share split.

The form of the Certificate of Amendment to effect the reverse share split and stated capital reduction is attached hereto as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

The Company’s Board of Directors has unanimously approved the Amendment and recommends that holders of Common Voting Shares and Class A Common Shares vote FOR the approval of the Amendment.

Dissenters’ Rights

Neither the holders of Class A Common Shares nor the holders of Common Voting Shares will have dissenters’ rights of appraisal under Ohio law with respect to the Amendment effecting the reverse share split and reduction in stated capital.

Background and Purpose of the Reverse Share Split

The Board of Directors of the Company has approved the spin-off of Scripps Networks Interactive, Inc. (“Scripps Networks Interactive”), a wholly owned subsidiary of the Company. Following the spin-off, which is expected to be effective on July 1, 2008, the Company will focus on building its market leading local media franchises, and Scripps Networks Interactive will focus on its cable television networks and interactive media businesses.

Because Scripps Networks Interactive represents a substantial portion of the pre-spin-off assets and revenue of the Company, we expect that the per share trading price of the Class A Common Shares on the New York Stock Exchange (“NYSE”) after the spin-off will be substantially lower than before the spin-off. The Board of Directors’ primary objective in proposing the reverse share split is to raise the per share trading price of the Class A Common Shares on the NYSE following the spin-off of Scripps Networks Interactive, Inc. For the reasons articulated below, the Board of Directors believes that an increase in the per share trading price of the Class A Common Shares following the spin-off is in the best interest of the Company and our shareholders.

The number of Company Class A Common Shares or Common Voting Shares that you currently own will not change as a result of the distribution of Scripps Networks Interactive Class A Common Shares and Common Voting Shares pursuant to the spin-off. If the shareholders approve the Amendment, the number of Company Class A Common Shares or Common Voting Shares that you own will be reduced so that you will own one share for every three shares you currently own.

As stated above, as a result of the spin-off, we expect the trading price of the Company’s Class A Common Shares on the NYSE immediately following the distribution of Scripps Networks Interactive to be lower than immediately prior to the distribution because the trading price will no longer reflect the value of the networks and interactive media businesses. Furthermore, until the market has fully analyzed the value of the Company without those businesses, the trading price of Class A Common Shares may experience volatility.

We believe that an increased share trading price may encourage investor interest and improve the marketability of our Class A Common Shares to a broader range of investors, and thus enhance liquidity. There may be some structural and perceived rigidity to investors investing in stocks that trade below $5 per share. Institutional investors tend to become less interested in holding stocks below $5 per share because it is more expensive to build positions in such a stock, and lower-priced stocks tend to be more volatile when a small price movement is a greater percentage of the whole. In addition, because of the trading volatility often associated with lower-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint.

While no assurance can be given with respect to the per share trading prices now or after the proposed spin-off of Scripps Networks Interactive, we believe that the reverse share split would provide the Company with a cushion against trading of the Class A Common Shares below $5 per share.

Although we do not expect that as a result of the spin-off the trading price of our Class A Common Shares will fall below the NYSE’s $1 minimum trading price requirement, we believe approval of the reverse split will provide the Company with an additional cushion in continuing to satisfy such requirement.

Effects of Reverse Share Split

A reverse share split refers to a reduction in the number of outstanding shares of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Class A Common Shares and Common Voting Shares into a smaller number of shares. A shareholder holding 300 shares of our Class A Common Shares or 300 shares of our Common Voting Shares before the reverse share split would instead hold 100 shares of our Class A Common Shares or Common Voting Shares, as applicable, immediately after the reverse share split. Each shareholder’s proportionate ownership of our outstanding Class A Common Shares or Common Voting Shares would remain the same, except that shareholders that would otherwise receive fractional shares as a result of the reverse share split will receive cash payments in lieu of fractional shares. All of our shares will remain fully paid and nonassessable.

The primary purpose of the proposed reverse share split is to combine our issued and outstanding shares into a smaller number of shares and enable the Class A Common Shares to trade at a higher price per share following the spin-off of Scripps Networks Interactive.

Although we expect the reverse share split will result in an increase in the market price of our Class A Common Shares, the reverse share split may not increase the market price of our Class A Common Shares in proportion to the reduction in the number of shares of the Class A Common Shares outstanding. Nor may the reverse split result in a permanent increase in the market price, since market price is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of reverse share splits is varied. If the reverse share split is effected and the market price of our Class A Common Shares declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would have occurred in the absence of a reverse share split.

Because no fractional shares will be issued, holders of less than three of our Class A Common Shares or Common Voting Shares will be eliminated if the proposed reverse share split is implemented. We believe, however, that a 1-for-3 reverse share split, if approved and implemented, would have no significant effect on the number of record holders of either class of our shares.

The reverse share split will not have a “going private” effect on the Company, the Class A Common Shares will continue to be listed on the NYSE and the Company will continue to be subject to the reporting and other requirements of the federal securities laws.

Effect on Authorized Shares

The number of the Company’s authorized shares will not change in connection with the filing of the Amendment with the Ohio Secretary of State to effect the reverse share split and stated capital reduction.

Effect on Outstanding Options

The reverse share split, when implemented, will affect all outstanding options to purchase our Class A Common Shares. Our equity plans include provisions requiring appropriate adjustments to the number of Class A Common Shares covered by the plans and by options and other grants under those plans, as well as option exercise prices. If we implement the 1-for-3 reverse share split, each of our outstanding options would thereafter evidence the right to purchase one-third as many of our Class A Common Shares (rounding any fractional shares down to the nearest whole share) and the exercise price per share would be three times the previous exercise price (rounded up to the nearest cent). Further, the number of our Class A Common Shares reserved for issuance under our plans will be reduced by the same ratio as selected for the reverse share split.

No Fractional Shares

No fractional Class A Common Shares or Common Voting Shares will be issued in connection with the reverse share split. If as a result of the reverse share split, a shareholder of record would otherwise hold a fractional share of either class, the shareholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per Class A Common Share on the NYSE on the trading day immediately preceding the effective date of the reverse share split, without interest, as adjusted to give effect to the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor. Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time of the Amendment may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to obtain them directly from the state to which they were paid. We expect the effective time of the Amendment to be July 16, 2008.

Accounting Matters

The par value of our Class A Common Shares and our Common Voting Shares is not changing as a result of the implementation of the reverse share split. Our stated capital, which consists of the par value per share multiplied by the aggregate number of shares issued and outstanding, will be reduced proportionately on the effective date of the reverse share split. Correspondingly, our additional paid in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares, will be increased by a number equal to the decrease in stated capital. Net income per share and book value per share will be increased as result of the reverse share split, because there will be fewer shares outstanding.

Implementation of Reverse Share Split; Certificate of Amendment

If our shareholders approve this proposal, we will file with the Ohio Secretary of State the Certificate of Amendment included as Appendix A to this Proxy Statement. The Certificate of Amendment will become effective when it is accepted by the Secretary of State or at such later time as is set forth in the Certificate of Amendment. We intend to file the Certificate of Amendment on July 16, 2008, and expect that to be the effective date of the reverse share split.

Possible Disadvantages of Reverse Share Split

The Board of Directors believes that the potential advantages of a reverse share split significantly outweigh any disadvantages that might result. The following are possible disadvantages of a reverse share split:

•	The reduced number of Class A Common Shares resulting from a reverse share split could adversely affect the liquidity of the Class A Common Shares.

•	A reverse share split may leave certain shareholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares. These odd lots may be more difficult to sell than Class A Common Shares in even multiples of 100 and increased brokerage commissions may have to be paid by shareholders selling odd lots created by the reverse share split.

•	The total market capitalization of our Class A Common Shares after the proposed reverse share split may be lower than the total market capitalization before the proposed reverse share split since there can be no assurance that the market price per Class A Common Share after the reverse share split will increase in proportion to the reduction in the number of Class A Common Shares outstanding before the reverse share split.

•	While we believe that a higher per share price may help generate investor interest, there can be no assurance that the reverse share split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Class A Common Shares may not necessarily improve.

The market price of our Class A Common Shares will ultimately be based on our performance and other factors, such as general and local economic conditions, and industry and sector conditions, which are unrelated to the number of shares outstanding. For additional information about risks factor please see “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008.

Effect on Beneficial Holders (i.e., shareholders who hold in “street name”)

Upon the reverse share split, the Company intends to treat Class A Common Shares held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse share split for their customers holding Class A Common Shares in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse share split and making payment for fractional shares. If you hold shares of Class A Common Shares with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., shareholders that are registered on the transfer agent’s books and records but do not hold certificates)

Some of the Company’s registered holders of Class A Common Shares may hold some or all of their shares electronically in book-entry form with the Company’s transfer agent, Mellon Investors Services, LLC, a subsidiary of The Bank of New York Mellon. These shareholders do not have stock certificates evidencing their ownership of Class A Common Shares. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse share split shares or cash payment in lieu of any fractional share interest, if applicable. If a shareholder is entitled to post-reverse share split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares of Class A Common Shares held following the reverse share split. If a shareholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the shareholder’s registered address as soon as practicable after the effective date of the reverse share split. By signing and cashing the check, shareholders will warrant that they owned the Class A Common Share for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Effect on Certificated Shares

Upon the reverse share split our transfer agent will act as our exchange agent and assist holders of Class A Common Shares and Common Voting Shares in implementing the exchange of their certificates. The transfer agent will also act as paying agent with respect to any fractional shares.

Commencing on the effective date of a reverse share split, shareholders holding shares in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificates representing Class A Common Shares or Common Voting Shares (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-reverse share split Class A Common Shares or Common Voting Shares, as applicable (“New Certificates”). No New Certificates will be issued to a shareholder until that shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his Old Certificates. The letter of transmittal will contain instructions on how you may obtain New Certificates if your Old Certificates have been lost. In such circumstances you will have to pay any surety premium and the service fee required by our transfer agent.

Until surrendered, the Company will deem outstanding Old Certificates held by shareholders to be canceled and only to represent the number of whole shares to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates.

If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend.

The transfer agent will furnish shareholders entitled to cash in lieu of fractional shares with the necessary materials and instructions to surrender share certificates and receive payment for fractional shares following the effective date of the Amendment.

Shareholders should not destroy any share certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the reverse share split the transfer agent will provide registered shareholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Shareholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange and paying agent in connection with the reverse share split) in order to avoid having shares become subject to escheat laws.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse share split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder, and the discussion below may not address all the tax consequences for a particular shareholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, notwithstanding anything to the contrary, each shareholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse share split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse share split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below).

The aggregate adjusted basis of the new Class A Common Shares and Common Voting Shares will be the same as the aggregate adjusted basis of old shares exchanged for such new shares. For example, if prior to the reverse share split you owned 300 shares with a per share tax basis of $10 per share (or an aggregate tax basis of $3,000) you will own 100 shares after the reverse share split with a tax basis of $30 per share (or an aggregate tax basis of $3,000). Subject to the effect on your tax basis resulting from fractional shares, if any, to determine your post reverse share split per share tax basis, multiply by three (3) your pre-reverse share split per share tax basis.

The holding period of the new, post-split Class A Common Shares and Common Voting Shares resulting from implementation of the reverse share split will include the shareholder’s respective holding periods for the pre-split shares exchanged for the new shares.

A shareholder who receives cash in lieu of a fractional share will be treated as if we had issued a fractional share to the shareholder and then immediately redeemed the fractional share for cash. Such shareholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such shareholder’s pre-split shares of Class A Common Shares or Common Voting Shares corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such shares were held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder’s holding period exceeds 12 months.

Your should understand, however, that the tax basis of your Class A Common Shares and Common Voting Shares, as applicable, will be affected by the proposed spin-off of Scripps Networks Interactive because the pre-spin-off tax basis of Class A Common Shares or Common Voting Shares will be apportioned as a result of the spin-off between the Company’s Class A Common Shares or Common Voting Shares and Scripps Networks Interactive’s Class A Common Shares or Common Voting Shares, as applicable, based upon relative fair market value at the time of the distribution. In summary, while the reverse share split, subject to adjustment for fractional shares, will not result in a change in the aggregate tax basis for your Class A Common Shares or Common Voting Shares, the spin-off of Scripps Networks Interactive will result in a change in the aggregate tax basis of your Class A Common Shares or Common Voting Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of December 31, 2007, of more than 5 percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

	Class A			Common
	Common			Voting
Name and Address of Beneficial Owner	Shares	Percent		Shares	Percent

The Edward W. Scripps Trust (1)	39,192,222	31.00%		32,080,000	87.73%
13350 Metro Parkway, Suite 301 Fort Meyers, Florida 33966-4796
Paul K. Scripps and John P. Scripps Trusts (2)	1,230	—		3,232,226	8.84%
5360 Jackson Drive, Suite 206 La Mesa, California 91942
FMR LLC (3)	12,859,514	10.17	% 13G	—	—
82 Devonshire Street Boston, Massachusetts 02109
Harris Associates L.P. (4)	7,525,100	5.95	% 13G	—	—
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790

(1)	Under the Trust Agreement establishing The Edward W. Scripps Trust (the “Trust”), the Trust must retain voting shares sufficient to ensure control of the Company until the final distribution of the Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The trustees of the Trust are John H. Burlingame and Nackey Scagliotti. The Trust will terminate upon the death of one individual. Upon the termination of the Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to certain descendants of the founder of the Company. Certain of these descendants have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of Common Voting Shares to be held by them upon termination of the Trust and distribution of the Trust estate.

(2)	See footnote 8 to the table under “Security Ownership of Management” below.

(3)	FMR, LLC filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on January 9, 2008. The information in the table is based on the information contained in such filing for the year ended 2007. Such report states that FMR, LLC has sole voting power over 1,371,996 shares and sole investment power over 12,859,514 shares.

(4)	Harris Associates L.P. filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 13, 2008. The information in the table is based on the information contained in such filing for the year ended 2007. Such report states that Harris Associates L.P. has shared voting power over 6,400,000 shares and sole investment power over 1,125,100 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following information is set forth with respect to the Company’s Class A Common Shares and Common Voting Shares beneficially owned as of January 31, 2008, by each director of the Company, by each named executive, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them. Also included in the table are shares owned by The Edward W. Scripps Trust, the trustees of which are directors of the Company.

			Total
	Class A		Class A			Common
Name of Individual or	Common	Exercisable	Common		Phantom	Voting
Number of Persons in Group	Shares(1)	Options(2)	Shares(3)	Percent	Shares(4)	Shares	Percent

William R. Burleigh	84,830	330,000	414,830	*	—	—	—
John H. Burlingame (5)	1,428	60,000	61,428	*	882	—	—
David A. Galloway	2,000	45,000	47,000	*	7,297	—	—
Kenneth W. Lowe	357,353	1,460,833	1,818,186	1.44%	—	—	—
David M. Moffett	—	—	—	*	—	—	—
Jarl Mohn (6)	600	50,000	50,600	*	—	—	—
Nicholas B. Paumgarten (7)	2,500	74,000	76,500	*	9,408	—	—
Jeffrey Sagansky	—	35,000	35,000	*	—	—	—
Nackey E. Scagliotti (5)	400	74,000	74,400	*	—	—	—
Edward W. Scripps	2,000	74,000	76,000	*	—	—	—
Paul K. Scripps (8)	1,230	50,000	51,230	*	—	3,232,226	8.84%
Ronald W. Tysoe	—	80,000	80,000	*	23,861	—	—
Richard A. Boehne	51,013	705,000	756,013	*	—	—	—
Joseph G. NeCastro	28,964	222,500	251,464	*	—	—	—
Anatolio B. Cruz III	18,139	65,834	83,973	*	—	—	—
John F. Lansing	28,250	249,001	277,251	*	—	—	—
All directors and executive officers as a group (21 persons) (9)	39,873,793	3,906,000	43,779,797	34.69%	58,794	35,312,226	96.57%

*	Shares owned represent less than 1 percent of the outstanding shares of such class of stock.

(1)	The shares listed for each of the officers and directors represent his or her direct or indirect beneficial ownership of Class A Common Shares.

(2)	The shares listed for each of the officers and directors include Class A Common Shares underlying exercisable options at March 31, 2008.

(3)	The shares listed do not include balances held in any of the directors’ phantom share accounts that are the result of an election to defer compensation under the 1997 Deferred Compensation and Stock Plan for Directors. None of the shares listed for any officer or director is pledged as security for any obligation, such as pursuant to a loan arrangement or agreement or pursuant to any margin account agreement.

(4)	The shares listed are the shares held in the directors’ phantom share accounts that are the result of an election to defer compensation under the 1997 Deferred Compensation and Stock Plan for Directors.

(5)	These persons are trustees of the Trust and have the power to vote and dispose of the 39,192,222 Class A Common Shares and the 32,080,000 Common Voting Shares of the Company held by the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust.

(6)	The shares for Mr. Mohn include shares held in an S corporation that is owned by The Mohn Family Trust.

(7)	The shares listed for Mr. Paumgarten include 1,700 shares owned by his wife. Mr. Paumgarten disclaims beneficial ownership of such shares.

(8)	The shares listed for Mr. Paul K. Scripps include 239,040 Common Voting Shares and 816 Class A Common Shares held in various trusts for the benefit of certain of his relatives and 208 Class A Common Shares owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 2,890,906 Common Voting Shares held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of these trusts, holding 698,036 Common Voting Shares. He disclaims beneficial ownership of the shares held in the other four trusts.

(9)	Please see footnote 1 under “Security Ownership of Certain Beneficial Owners.”

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any shareholder proposal intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202, on or before January 14, 2009, for inclusion in the Company’s proxy statement and form of proxy relating to the 2009 Annual Meeting of Shareholders.

If a shareholder intends to raise a proposal at the Company’s 2009 Annual Meeting of Shareholders that he or she does not seek to have included in the Company’s proxy statement, the shareholder must notify the Company of the proposal on or before March 30, 2009. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the 2009 proxy statement.

OTHER MATTERS

The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the Special Meeting. The forms of proxy for our Class A Common Shares and Common Voting Shares permit specification of a vote for the proposal to approve the Amendment to effect a 1-for-3 reverse share split and corresponding reduction in stated capital. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted FOR the approval of the Amendment.

The Company’s Code of Regulations provide that no business other than that specified in the Notice of Special Meeting shall be considered at the Special Meeting.

June 16, 2008	By order of the Board of Directors, Mary Denise Kuprionis, Esq. Vice President Corporate Secretary/Director of Legal Affairs

Appendix A

SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE E. W. SCRIPPS COMPANY
Charter No. 713217

The following amendment to the Amended and Restated Articles of Incorporation of The E. W. Scripps Company (the “Corporation”) was adopted by the vote of the holders of a majority of the outstanding shares of each class of capital stock of the Corporation at a special meeting held on July 15, 2008, and pursuant to the authority of Section 1701.71(A)(1) and 1701.73(A) and (C) of the Ohio Revised Code:

RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be and they hereby are amended to add the following Section D to Article FOURTH:

D. Reverse Share Split of Common Voting Shares and Class A Common Shares.

1. Reverse Share Split.  Effective on the date and time this First Amendment is accepted by the Secretary of State of the State of Ohio (the “Effective Time”) (a) each issued and outstanding Common Voting Share shall automatically, without further action on the part of the Corporation or any holder of Common Voting Shares, be reclassified as and changed into one-third (1/3) of a Common Voting Share and (b) each issued and outstanding Class A Common Share shall automatically, without further action on the part of the Corporation or any holder of Class A Common Shares, be reclassified as and changed into one-third (1/3) of a Class A Common Share (together, the “Reverse Share Split”). Each outstanding share certificate which immediately prior to the Effective Time represented one or more Common Voting Shares or Class A Common Shares shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole Common Voting Shares or Class A Common Shares, as applicable, equal to the product of (x) the number of Common Voting Shares or Class A Common Shares represented by such certificate immediately prior to the Effective Time and (y) one-third (1/3), rounded down to the nearest whole integer; and Common Voting Shares and Class A Common Shares held in uncertificated form shall be treated in the same manner.

2. Cash-Out of Fractional Shares.  In connection with the Reverse Share Split, the Corporation shall not issue or deliver any fractional Common Voting Shares or Class A Common Shares. After giving effect to the Reverse Share Split, each fractional interest in a Common Voting Share or Class A Common Share shall be converted into the right to receive an amount in cash equal to the product of (x) such fractional interest to which the holder would otherwise be entitled as a result of the Reverse Share Split and (y) the closing sale price of the Class A Common Shares (on a post-reverse-split basis as adjusted for this First Amendment) on the trading day immediately prior to the Effective Time on the New York Stock Exchange, or if the principal exchange on which the Class A Common Shares are then traded is other than the New York Stock Exchange, such exchange as may be applicable.

3. Reduction in Stated Capital.  At the Effective Time, the stated capital of (i) the Common Voting Shares and (ii) the Class A Common Shares shall be reduced proportionately to the reduction in the number of issued and outstanding shares of each class pursuant to the Reverse Share Split.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the           day of          , 2008.

[                             ]

A-1

Vote by Telephone — 1-xxx-xxx-xxx (provided by Bank of New York Mellon)
Have your proxy card available when you call the
Language provided by Bank of New York Mellon or ComputerShare
Vote by Internet — https://www.proxyvotenow.com/ssp (provided by Bank of New York Mellon)
Vote by Mail

THE E. W. SCRIPPS COMPANY	PROXY FOR
COMMON VOTING SHARES
     The undersigned hereby appoints RICHARD A. BOEHNE, WILLIAM APPLETON and MARY DENISE KUPRIONIS, and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Special Meeting of Shareholders of The E. W. Scripps Company, to be held at the Scripps Center, Cincinnati, Ohio, on Tuesday, July 15, 2008, at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:
1.  ☐     FOR, or     ☐     AGAINST, or     ☐     ABSTAIN WITH RESPECT TO, approving the Amendment to the Company’s Amended and Restated Articles of Incorporation to effect the 1-for-3 reverse share split and corresponding reduction in stated capital.
The proxies will vote as specified above, or if a choice is not specified, they will vote FOR the proposal set forth in Item 1.
(Continued, and to be signed, on the other side.)
side 2:
Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement and accompanying materials dated June 16, 2008, is hereby acknowledged.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Dated		, 2008

(Please date your Proxy)

Signature of Shareholder
Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such.

Vote by Telephone — 1-xxx-xxx-xxx (provided by Bank of New York Mellon)
Have your proxy card available when you call the
Language provided by Bank of New York Mellon or ComputerShare
Vote by Internet — https://www.proxyvotenow.com/ssp (provided by Bank of New York Mellon)
Vote by Mail

THE E. W. SCRIPPS COMPANY	PROXY FOR
CLASS A COMMON SHARES
     The undersigned hereby appoints RICHARD A. BOEHNE, WILLIAM APPLETON and MARY DENISE KUPRIONIS, and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Special Meeting of Shareholders of The E. W. Scripps Company, to be held at the Scripps Center, Cincinnati, Ohio, on Tuesday, July 15, 2008, at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:
1.  ☐     FOR, or     ☐     AGAINST, or     ☐     ABSTAIN WITH RESPECT TO, approving the Amendment to the Company’s Amended and Restated Articles of Incorporation to effect the 1-for-3 reverse share split and corresponding reduction in stated capital.
The proxies will vote as specified above, or if a choice is not specified, they will vote FOR the proposal set forth in Item 1.
(Continued, and to be signed, on the other side.)
side 2:
Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement and accompanying materials dated June 16, 2008, is hereby acknowledged.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Dated		, 2008

(Please date your Proxy)

Signature of Shareholder
Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such.